Exhibit N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 1 to the Registration Statement (No. 333-197119) being filed under the Securities Act of 1933 on Form N-2 (Amendment No. 4 under the Investment Company Act of 1940) by Corsair Opportunity Fund and to our report dated November 30, 2015 with respect to the financial statements as of September 30, 2015 and for the period from December 1, 2014 (commencement of operations) through September 30, 2015, included herein.

New York, New York

November 30, 2015